ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into this 31st day of March, 1998, by and between Stinar HG, Inc., a Minnesota corporation ("Purchaser"), Stinar Corporation, a Minnesota corporation ("Seller"), and Gary Stinar, Gene Stinar, Randy Stinar, and David Stinar (collectively the "Shareholders" and individually by either their name or as a "Shareholder").

                               W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the business of manufacturing vehicles and equipment used primarily by airlines, airports, fixed base operators and airplane owners, with its principal place of business in Eagan, Minnesota (the "Business");

     WHEREAS, Gary F. Stinar and Gene G. Stinar are the owners of approximately four acres of land adjacent to the Seller's real property on which the Business is conducted (all such real property, whether owned by Seller or such individuals being referred to herein as the "Real Estate");

     WHEREAS, concurrently with the closing of this Agreement and as an express condition precedent to such closing, Purchaser, Seller and Gary and Gene Stinar are entering into Contracts for Deed pursuant to which the Real Estate will be purchased by the Purchaser;

     WHEREAS, Seller desires to sell, convey, grant, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase, acquire, assume and accept from Seller, substantially all of the assets owned by Seller used, useable, or useful in or in conjunction with the operation of the Business upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1. SALE AND PURCHASE OF ASSETS. Seller agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, assume, and accept from Seller, as of the Closing Date (as defined in Section 10) all of the assets, properties, rights, powers, and privileges of Seller, tangible and intangible, whether or not written-off, expensed or fully depreciated, used, useable, or useful in or in conjunction with the operation of the Business, as more specifically set forth below (collectively, the "Assets"), free and clear of any and all liens (other than (i) liens securing the Seller's line of credit or other financing provided by Norwest Bank Minnesota, (ii) liens in favor of Ford Motor Credit Company securing the purchase price of equipment financed by Ford Motor Credit Company, and (iii) that certain UCC-1 financing statement naming the Seller as debtor and Bill Clark Oil Company as secured party (the "Permitted Liens")), claims, charges, pledges, mortgages, security interests, licenses, and other encumbrances or rights of third parties of any kind, nature, or description (collectively, "Liens"), except as set forth in Section 2 (the "Excluded Assets"):

(a) to the extent transferable by the Seller, all machinery, equipment, furniture, office equipment, tools, computer hardware and software, disks, disk drives, and all other items of tangible personal property owned by Seller (collectively, "Personal Property");
(b) all inventories of maintenance, spare and replacement parts and product brochures, signs, sales literature, pamphlets, videos, price lists, product information and other marketing materials and merchandising equipment used and/or saleable in the Business;
(c)  all cash and cash equivalents;
(d)  all accounts receivable and other rights to payment of Seller;
(e)  all of the vehicles (the "Vehicles") used in the Business;
(f) all inventory of the Seller including all finished goods, raw materials and work in process, useable and/or saleable in the ordinary course of the Business (the "Inventory");
(g) all packaging material, repair parts and tools, manufacturing and office supplies useable and/or saleable in the ordinary course of the Business;
(h) to the extent transferable by the Seller, all of Seller's federal, state, local and foreign licenses, permits, authorizations and registrations, relating to, or necessary or useful in connection with, the operation of the Business or the ownership of the Assets (collectively, the "Permits");
(i) all of Seller's customer and prospective customer lists, sales and business records, product and device complaint records, warranty records, manuals (including those for equipment, machinery and computer software), operating and distribution records, vendor records and all other documents maintained by Seller relating to the operation of the Business prior to the Closing Date, including without limitation, to the extent transferable, agreements with producers, suppliers, dealers, distributors, customers, licensees, airlines, port and airport authorities and military bases and installations (collectively, "Records"); provided that Purchaser will retain and make available to Seller and Shareholders all Records for not more than six (6) years following the Closing Date for Seller's inspection and copying, at Seller's sole expense, upon reasonable request and during normal business hours at a site designated by Purchaser which is reasonably convenient to Seller and Shareholders, provided that Seller and Shareholders shall only be entitled to inspect and copy such Records as are required by Seller and Shareholder to (i) prepare their respective tax returns and to prepare for and defend audits of such returns, and
(ii) prepare to assert claims and defenses to claims by third parties, including Purchaser;
(j) all United States and foreign intellectual property used by Seller or developed by Seller or its employees in connection with the operation of the Business, including, without limitation, all patents, pending patent applications and any patents issuing therefrom, patent licenses, registered and common law trademarks, service marks and trademark and service mark applications (and all goodwill associated with those trademarks, service marks, and trademark and service mark applications), trade names, corporate name, assumed names and all registrations and applications, including the name "Stinar Corporation" and copyrights, copyright applications and slogans, technical information, inventions, designs, drawings, research, other know-how, confidential information, trade secrets, and other similar intangible property and rights of Seller used in conjunction with the operation of the Business (collectively, "Intellectual Property");
(k) all purchase orders, contracts, and agreements arising from the operation of the Business, confidentiality agreements, and non-competition agreements, to which Seller is a party or under which Seller has any type of interest, all of which Purchaser agrees to assume pursuant to this Agreement, including all maintenance and security deposits (collectively, "Contracts");
(l) those certain personal property leases (other than Contracts) to which Seller is a party and which pertain to the operation of the Business, all of which Purchaser agrees to assume pursuant to this Agreement (collectively, "Leases");
(m) to the extent transferable, the Seller's rights to the telephone numbers, facsimile transmission numbers, web sites, domain names, listings and numbers, telex numbers, advertising, telephone and other directory and catalog listings, and prepaid expenses used in connection with, or arising from, the operation of the Business; and
(n)  all good will comprising a part of the business.

     2. EXCLUDED ASSETS. Seller is not selling, transferring, or assigning to Purchaser, and Purchaser is not purchasing, acquiring, or assuming from Seller, the following Excluded Assets: (a) all refunds and deposits of all federal, state, local and foreign income taxes paid, or which may be paid, by Seller with respect to the Business for any period; (b) all records related to Seller's corporate organization and capitalization, tax records, and returns, schedules of depreciation, and financial statements; (c) the Real Estate and the improvements thereto; and (d) personal effects and personal papers of the Shareholders.

     3. ASSIGNMENT AND ASSUMPTION OF LIABILITIES. On the Closing Date the Purchaser will assume and will thereafter be liable for and pay and perform all debts, liabilities, or obligations of Seller and the Business, except for the Seller's Profit Sharing Plan, the administration and winding-up of which shall remain the sole and exclusive liability of the Seller (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, Purchaser covenants and agrees that on the Closing Date, it shall execute and deliver to Seller an Assignment and Assumption Agreement in the form of Exhibit A hereto (the "Assumption Agreement"), pursuant to which it will assume and agree to pay and perform the Assumed Liabilities, including, but not limited to the following:
(a) All debts, liabilities and obligations of the Seller arising under the Contracts and Leases;
(b)  All of Seller's accounts payable and other current operating expenses;
(c) All amounts accrued for wages, salaries and benefits payable to Seller's employees (other than benefits payable under the Seller's Profit Sharing Plan), including vacation and sick leave (other than such amounts accrued with respect to the Shareholders);
(d)  All of Seller's indebtedness with respect to borrowed money;
(e) All liabilities and obligation of the Seller with respect to products sold in the operation of the Business prior to the Closing Date, including obligations with respect to product returns and product warranty claims;
(f) All debts, liabilities and obligations of Seller reflected on its balance sheet as of the most recent date on or before to the Closing Date; and
(g) All debts, liabilities and obligations of the Seller under each and every health and welfare plan of the Seller, but specifically excluding any debts, liabilities or obligations under the Seller's Profit Sharing Plan.

     4. PURCHASE PRICE, METHOD OF PAYMENT AND ALLOCATION OF PURCHASE PRICE. Purchaser agrees to pay to Seller, and Seller agrees to accept from Purchaser, in full payment for the Assets, a purchase price of Two Million Nine Hundred Thousand dollars ($2,900,000) (the "Purchase Price"), payable by Purchaser's delivery to the Seller of the following at the Closing: (a) $2,000,000 by cashier's or certified check or by a single wire transfer of immediately available funds (the "Cash Portion") to an account designated by Seller in writing before 12:00 noon on the Closing Date, (b) the Company's 8.25% Promissory Note in the principal amount of $200,000 in the form of Exhibit B hereto (the "Promissory Note"), (c) the 9% Convertible Subordinated Debenture ("Debenture") of Oakridge Holdings, Inc., a Minnesota corporation and parent company of Purchaser ("Parent"), in the form of Exhibit C hereto in the principal amount of Seven Hundred Thousand Dollars ($700,000). The payment and performance of the Promissory Note will be guarantied by the Parent pursuant to the Guaranty in the form of Exhibit D hereto (the "Parent Guaranty"), and the payment and performance of the Debenture will be guarantied by the Purchaser pursuant to the Guaranty in the form of Exhibit E hereto (the "Guaranty"). The payment and performance of the Promissory Note and Debenture shall also be secured by a second priority security interest in all of Purchaser's personal property which shall be granted pursuant to a Security Agreement in the form of Exhibit F hereto (the "Security Agreement"). Seller and Purchaser shall mutually agree upon the allocation of the Purchase Price among the Assets prior to the Closing and shall jointly prepare and file an Asset Acquisition Statement, Form 8594, conforming to such allocation which shall be filed with the Internal Revenue Service.

     5. PURCHASE OF REAL ESTATE. Concurrently with, and as a condition precedent to, the Closing, Seller, Purchaser, and Gary and Gene Stinar will enter into the Contracts for Deed attached as Exhibits G-1 and G-2 hereto.

     6. SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller and the Shareholders jointly and severally represent as follows:
(a) Existence and Good Standing. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota, is qualified to do business and is in good standing under the laws in which the nature of its activities or of its properties owned, leased, or operated makes qualification necessary and in which the failure to be qualified could reasonably be expected to have a material adverse effect on the Seller.
(b) Corporate Power. The Seller has the corporate power and authority to own, operate, and lease its properties as presently owned, operated, and leased and to carry on its business as now being conducted. The Seller does not have any subsidiaries and it is not a partner in a partnership or a member of a joint venture.
(c) Corporate Records. The Shareholders have made available to Purchaser true and complete copies of the Seller's (i) Articles of Incorporation and By-laws as presently in effect, (ii) list of officers and directors, (iii) minute books containing all records of actions of the directors and shareholders of the Seller, and (iv) stock ledger setting forth all known transfers of its shares of capital stock.
(d) Authority. Seller and each Shareholder has the requisite power and authority to execute, deliver, and perform this Agreement and his or its obligations hereunder. This Agreement has been duly executed by Seller and each Shareholder and is a valid, legal, and binding obligation of each of them, enforceable against each of them in accordance with its terms. Except as set forth on Schedule 6(d) no other action is necessary to authorize the Seller or any Shareholder to execute this Agreement and consummate the transactions contemplated herein.
(e) No Violation of Governmental Authority. Neither the execution and delivery of this Agreement, the fulfillment of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a default under or conflict with any judgment, decree, or order or award of any court or other governmental body to which the Seller or any Shareholder is subject or to which any of them is a party. Except as set forth on Schedule 6(d), the execution, delivery, and performance of this Agreement by Shareholders does not require the consent, approval, or action of or any filing with or notice to any public authority or any other party.
(f) No Conflict or Default. Except as set forth on Schedule 6(d), neither the execution and delivery of this Agreement, the fulfillment of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated herein, will (i) constitute a default under, a breach of, or conflict with any mortgage, security agreement, lease, deed of trust, partnership agreement, license, indenture, or other material agreement or instrument to which the Seller or any Shareholder is a party or by which the Seller or any Shareholder, or any of their assets may be bound, (ii) give to others any right to terminate, or result in the termination of, any material agreement or instrument, (iii) result in the creation of any Lien upon any of the property or assets of the Seller or any Shareholder, or (iv) require the consent, approval, or permission of any other party, entity or person.
(g) Compliance with Laws; Condition of Premises. To the best of the Shareholders' knowledge after due inquiry, the Seller and its operation of the Business is, and has been, operated in compliance in all material respects with all applicable laws, regulations, orders, judgments, and decrees. Except as disclosed in Schedule 6(g) no complaints that Seller is in violation of applicable building, zoning, health, safety, or similar law, ordinance or regulation in respect of the premises, or the operation thereof, have been received by Seller, and to the best of knowledge of Shareholder, none are threatened. To the best of the Shareholders' knowledge after due inquiry, Seller is not in violation in any material respect, of any law, ordinance or regulation, relating to the Business, the Assets or the Real Estate, and no taking by condemnation or right of eminent domain is pending or threatened. To the best of the Shareholders' knowledge after due inquiry, Seller has all material permits, licenses, registrations and approvals of and from all governmental authorities necessary for the operation of the Business.
(h) Environmental Matters. Except as disclosed in Section 9 hereof and in those environmental assessments and reports referenced in Section 9, (i) the Seller and its operation of the Business is, and has been, operated in compliance with all Environmental and Occupational Safety and Health Laws, and
(ii) the Seller has obtained all permits, licenses and authorizations required by all Environmental and Occupational Safety and Health Laws. No enforcement, investigation, or other governmental or regulatory actions have been at any time in the past asserted or, to the best knowledge of Shareholders, threatened with respect to the Real Estate, operations conducted on the Real Estate, or against the Seller or any Shareholder regarding the Real Estate arising out of any Environmental and Occupational Safety and Health Laws. No claims or settlements by any third party, including any governmental agency, have been made with respect to the Real Estate, operations conducted on the Real Estate, or against the Seller or any Shareholder regarding the Real Estate arising out of any Environmental and Occupational Safety and Health Laws. The term "Environmental and Occupational Safety and Health Laws" means any United States common law or duty, case law or ruling, statute, rule, regulation, law, ordinance or code, whether local, state, or federal, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any Hazardous Substance, Pollutant or Contaminant (as defined in Section 9) or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws include, but are not limited to, the National Environmental Policy Act, 42 U.S.C. section 4321 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11001 et seq., the Hazard Communication Act, 29 U.S.C. section 651 et seq., the Occupational Safety and Health Act, 29 U.S.C.
section 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. section 136 et seq., and any amendments thereto, and their state and local counterparts, including but not limited to the Minnesota Environmental Policy Act, Minn. Stat. ch. 116D, the Minnesota Environmental Rights Act, Minn. Stat. ch. 116B, the Minnesota Environmental Response and Liability Act, Minn. Stat. ch. 115B, and the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. ch. 115C.
(i) Title to Personal Property. The Seller has good and marketable title to all of the Assets. Except as set forth on Schedule 6(i), title to the Assets, at Closing, will be free and clear of all Liens, Claims, security interest, and encumbrances except for the Permitted Liens.
(j)  ERISA.
(1) Neither the Seller nor any other "person" within the meaning of Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that together with the Seller is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has or could have reasonably be expected to have any material liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of Sec. 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan has been operated in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. All Pension Plans which the Seller operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation the requirements of Section 401(a) in all material respects and all other sections of the Code incorporated therein, including without limitation Sections 401(k) and 401(m) of the Code.
(2) Neither the Seller nor any Affiliated Organization has or could reasonably be expected to have any liability of any nature, whether known or unknown or fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither the Seller nor any Affiliated Organization has been a party to a sale of assets to which
Section 4204 of ERISA applied with respect to which it could reasonably be expected to incur any material withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Seller nor any Affiliated Organization has incurred any material withdrawal liability within the meaning of Section 4201 of ERISA or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that is reasonably likely to result in such a complete or partial withdrawal.
(3) Neither the Seller nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has or could reasonably be expected to have any material liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee welfare benefit plan" ("Welfare Plan") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each Welfare Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable law. Neither the Seller nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could reasonably be expected to have any material liability of any nature, whether known or unknown, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. Neither the Seller nor any Affiliated Organization maintains, contributes to or has or could reasonably be expected to have any material liability of any nature, whether known or unknown, or fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by
Part 6 of Subtitle B of Title I of ERISA or any comparable state law.
(4) Neither the Seller nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could reasonably be expected to have any material liability of any nature, whether known or unknown, fixed or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation, separation, retention, severance or similar agreement, arrangement or policy, or any individual employment agreement ("Compensation Plans"). Each Compensation Plan has been operated in accordance with its terms and in all material respects in compliance with the applicable provisions of all applicable Law.
(5) There are no facts or circumstances which could, directly or indirectly, reasonably be expected to subject the Seller or any Affiliated Organization to any material (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty arising under Section 502 of ERISA.
(6) Full payment has been made of all amounts which the Seller or any Affiliated Organization is required, under applicable law, the terms of any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. No Pension Plan is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. The Seller and each Affiliated Organization has made adequate provi-sions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution benefit or funding obligations arising under applicable law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.
(7) The Seller and each Affiliated Organization has in all material respects timely complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable law.
(8) There are no pending or, to the Seller's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could reasonably be expected to give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.
(9) To the best knowledge of Seller and Shareholders, after due inquiry, the transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.
(10) In connection with the termination of any Pension Plan and without limiting the applicability of the foregoing representations to such Pension Plan: (i) nothing done or omitted to be done has or could reasonably be expected to subject the Seller or any Affiliated Organization to any material liability, loss, cost, charge, expense or expenditure of any nature or result in the imposition of any Lien in favor of the PBGC or any other person; (ii) the Seller has received a determination letter from the Internal Revenue Service, based on complete and accurate disclosure by the Seller, that such termination did not adversely affect the qualified status of such Pension Plan under Section 401(a) of the Code or the tax exempt status of its related trust under Section 501(a) of the Code; (iii) all notices and other filings required to be submitted to the PBGC were, in all material respects, submitted in a timely manner and were complete and accurate and no distributions were made until receipt of PBGC approval in the form of a notice of sufficiency or by lapse of any applicable time period without notice of PBGC objection, as the case may be; (iv) all participants, beneficiaries of deceased participants, alternate payees and other interested parties received all notices and disclosures required by applicable law in a timely manner and all such notices and disclosures were complete and accurate in all material respects and satisfied the requirements imposed by all applicable laws; (v) no portion of the assets of the Plan reverted to the Seller or any Affiliated Organization; (vi) the selection of annuity contracts and the process employed in connection therewith satisfied all applicable laws, including without limitation ERISA, and each and all of the issuers of such contracts have fully satisfied all of its or their material obligations thereunder and (vii) the termination in all material respects satisfied all applicable laws.
(k) Payment of Taxes. Within the time and manner prescribed by law, the Seller has filed all federal, state, and local tax returns required by law to be filed on or before the date of this Agreement and has paid, and will pay, all tax assessments and penalties and interest, if any, due and payable for all periods covered by such filings. The federal income tax returns of the Seller have not been audited by the Internal Revenue Service. There are no present disputes as to taxes of any nature payable by the Seller. The Seller has fully paid and will continue to pay all federal, state, and local taxes of every kind and description that are due and payable with respect to the Business on or before the Closing Date (as defined in Section 10) including all payroll, sales, license, franchise, property, and income taxes.
(l) Litigation. Except as set forth on Schedule 6(l). there is no litigation, arbitration, proceeding, or controversy which is pending before any court or governmental authority, to which the Seller is a party, or, to the best knowledge of Shareholders, is threatened against either the Business or Assets or the Seller's right to carry on the Business as conducted as of the date hereof. Further, there is no action, suit, or proceeding pending before any court or governmental authority which would give any party the right to rescind or enjoin this transaction.
(m) Investments. The Seller has not made any investment in any person. firm, entity, corporation, partnership, sole proprietorship, or joint venture.
(n) Misstatements or Omissions. No representation or warranty made by Seller or any Shareholder in this Agreement or in any Schedule or Exhibit hereto contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of facts contained therein not materially misleading.

     7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Seller and Shareholders as follows:
(a) Existence and Good Standing. Each of the Purchaser and Parent is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota, and each is qualified to do business and is in good standing under the laws in which the nature of its respective activities or of its respective properties owned, leased, or operated makes qualification necessary and in which the failure to be qualified could reasonably be expected to have a material adverse effect on the Purchaser or Parent, as the case may be.
(b) Corporate Power. Each of the Purchaser and Parent has the corporate power and authority to own, operate, and lease its respective properties as presently owned, operated, and leased and to carry on its respective business as now being conducted.
(c) Authority of Parent and Purchaser; Consents. The execution, delivery, and performance of this Agreement, including the documents, instruments, and agreements to be executed and delivered by Purchaser or Parent, as the case may be, pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser or Parent. This Agreement and the documents, instruments, and agreements to be executed and delivered by the Purchaser or Parent pursuant to this Agreement have been duly and validly authorized, executed, and delivered by the Purchaser, as the case may be, and the obligations of the Purchaser hereunder and Parent and Purchaser thereunder are or will be upon their execution and delivery valid and legally binding, and this Agreement and the documents, instruments, and agreements to be executed and delivered by the Purchaser and Parent, as the case may be, pursuant to this Agreement are or will be upon their execution and delivery enforceable against Purchaser or Parent in accordance with their terms. No approval or consent of any person, firm, or other entity or body is or was required to be obtained by the Purchaser for the authorization or execution of this Agreement, including the documents, instruments and agreements to be executed and delivered by the Parent and/or the Purchaser pursuant to this Agreement, or the consummation of the transactions contemplated hereby or thereby.
(d) No Conflicts. Purchaser has full power and authority to purchase the Assets and to otherwise perform its obligations under this Agreement and Purchaser and Parent have full power and authority to otherwise perform their respective obligations under the documents, instruments, and agreements to be executed and delivered by Purchaser and Parent pursuant hereto. The execution and delivery of this Agreement by Purchaser and the execution and delivery of the documents, instruments, and agreements to be executed and delivered by Purchaser and Parent pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of Purchaser or Parent; (ii) violate any law applicable to the Purchaser or Parent; (iii) require any filing with, or permit, consent, or approval of, or the giving of any notice to, any person or entity; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, contract, agreement, or other instrument or obligation to which Purchaser or Parent is a party, or by which it or any of its assets or properties may be bound; or (v) result in the creation or imposition of any Lien on any of Purchaser's or Parent's assets or properties.
(e) Misstatements or Omissions. No representations or warranties made by Purchaser in this Agreement or in any document, written statement, certificate, or Schedule furnished or to be furnished to the Seller or its counsel pursuant hereto, or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of facts contained therein not materially misleading. All statements made and data presented by Purchaser in any certificate, schedule, chart, list, letter, compilation, or other document provided to the Seller pursuant to this Agreement are deemed to be representations and warranties made under this Agreement to Seller by the Purchaser.

     8.   COVENANTS OF THE PARTIES.
(a) Inspection of the Business. As of the date hereof through the Closing Date, Seller will give to Purchaser and its counsel, accountants, and other representatives, access upon reasonable advance notice during normal business hours to Seller's offices and properties. Seller will allow Purchaser to inspect and copy all agreements, records, and affairs relating in any manner to the Business, and will cause Seller's employees to respond to questions by Purchaser and it representatives about the Business and the Assets and furnish Purchaser with all reasonably requested financial, regulatory, and operating data and other information with respect to the Business and the Assets.
(b)  Seller's Employees and Benefits.
(1) Seller will terminate all of the employees of the Business effective as of the Closing Date and Purchaser will offer employment to all of Purchaser's employees (including all employees on vacation or leave of any sort) on substantially the same terms as they were previously employed by Seller. Seller agrees to use reasonable efforts to encourage those former employees of Seller to accept Purchaser's offer of employment. All former employees of Seller will be considered employees at will of the Purchaser and all other terms and conditions of employment after the Closing Date of any person hired by Purchaser will be at Purchaser's sole discretion. Except for any and all liabilities associated with the Seller's Profit Sharing Plan, which liabilities the Purchaser does not agree to assume and which Seller agrees to perform and discharge on a timely basis, Purchaser will be responsible for all claims made by, any of Seller's employees or former employees arising from, or claimed to arise from the employees' or former employees' termination of employment by Seller as of or prior to the Closing Date. Except as specifically provided for in this Agreement, this Agreement does not obligate Purchaser to be a successor employer or obligate Purchaser to assume any benefit or employee plan currently or previously provided by Seller to employees of the Business prior to the Closing Date or to assume any collective bargaining agreement between Seller and any union representative in effect as of or prior to the Closing Date.
(2) Seller will timely and completely provide all notices and will provide required continuation of health benefits coverage, including, without limitation, medical and dental coverage, to employees, former employees, and the beneficiaries or dependents of employees and former employees under Part 6 of Subtitle B of Title 1 of the Employee Retirement Income Security Act of 1974, as amended or, if applicable, Internal Revenue Code Section 4980B (commonly referred to collectively as "COBRA"), to the extent notices and continuation of health benefits coverage were or are required to be provided by reason of events occurring prior to or as of the Closing Date as a result of the consummation of the transactions described in or contemplated by this Agreement or otherwise.
(c) Conduct of Business and Absence of Certain Changes. Seller has actively conducted, and will through the Closing Date continue to actively conduct, the Business in the ordinary and regular course of business consistent with past practice. From the date of this Agreement through the Closing Date, Seller will not make any distributions to the Shareholders (other than (i) the payments made in accordance with and in the amount of the employment relationships existing as of the date of this Agreement and (ii) distributions to Shareholders to extent the Shareholders have income tax liability arising from net income of the Seller arising prior to the Closing Date but only to the extent that state and federal tax refunds to be received by the Shareholders with respect to the year ended December 31, 1997, together with the $60,612 note payable by the Seller to the Shareholders is not sufficient to pay such liability for 1998), make or undertake to make any sale or other distribution of its properties or assets, make or change in its legal structure or make or revoke any tax election, dispose of any Inventory, property or assets, except in the ordinary course of business, incur any indebtedness except in the ordinary course of business, make or permit to be made any material adverse change in its financial affairs or enter into, modify, amend or terminate any Contracts.
(d) Risk of Loss. Seller assumes all risk of loss, damage, or destruction to the Assets through the Closing Date. If there is any loss, damage or destruction to any of the Assets in excess of $25,000, Purchaser, in its sole discretion, has the option, on or prior to the Closing Date, to (i) terminate this Agreement, without any liability to Seller whatsoever; (ii) close the transactions described in or contemplated by this Agreement and receive from Seller an assignment of all applicable insurance proceeds paid because of a loss to an Asset; or (iii) perform in accordance with the terms and conditions of this Agreement by paying the Purchase Price proportionately reduced by the impairment in value of the Assets as mutually agreed by Seller and Purchaser.
(e) Warranty Claims. Purchaser covenants that Purchaser shall, following the Closing Date, perform all warranty service and repairs on all products on which the product warranty given by the Seller has not expired. All costs and expenses incurred by Purchaser under this article shall be borne by Purchaser.
(f)  Consents and Approvals.
(1) Prior to and after the Closing Date, Seller will use its best efforts to obtain all necessary consents and approvals of all persons, entities, and governmental authorities necessary to consummate the transactions contemplated by this Agreement.
(2) If Seller is unable to procure prior to the Closing Date a duly executed consent to the assignment of any Contract or Lease where a consent is necessary to the assignment of any Contract or Lease that is being assigned to Purchaser, Seller agrees to cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser the benefit of any assigned Contract or Lease, including enforcement of all rights Seller has against any other party to any of those agreements until an effective consent to an assignment is procured by Seller or Purchaser.
(g) Payment of Taxes. Seller and Purchaser will share equally any and all sales taxes arising out of or imposed because of the sale of the Assets to Purchaser. Seller and the Shareholders will pay all other taxes, including income taxes, arising out of or imposed because of the sale of the Assets to Purchaser.
(h) Exhibits and Schedules. Seller and Purchaser each covenant and agree that, prior to the Closing Date, they will cooperate with each other in connection with the review, amendment, finalization, and substitution of all Schedules so that the content of that each Schedule is complete and accurate as of the Closing Date.
(i) Further Assurances. The parties hereto agree both prior to and after the Closing Date, to execute and deliver all additional documents, and take all other actions, as may be necessary or advisable to provide each of the parties with the rights and benefits intended to be afforded to each of them pursuant to the terms and conditions set forth in this Agreement. The parties hereto further agree that this Section 8(i) will survive the execution of this Agreement and the consummation of the transactions described in and contemplated by this Agreement.

     9. ENVIRONMENTAL MATTERS. Seller and Shareholders acknowledge that the Real Estate may contain certain Hazardous Substances, Pollutants or Contaminants (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601(14) or the Minnesota Environmental Response and Liability Act, Minn. Stat. section 115B.02, subds. 8, 9 and 13), including but not limited to those disclosed in the Phase I Environmental Site Assessment dated June 13, 1997, and the Limited Phase II Environmental Assessment dated September 9, 1997, each prepared by RE/SPEC, Inc. (the "Environmental Reports"), at levels exceeding Minnesota Pollution Control Agency
(MPCA) Soil Screening Values, MPCA Soil Reference Values, or Minnesota Department of Health (MDH) Health Risk Limits. The Environmental Reports are attached hereto as Schedule 9. Seller agrees to take the following steps with respect to these Hazardous Substances, Pollutants and Contaminants :
(a) Notice to MPCA; Plan of Remediation. Seller has previously notified the Minnesota Pollution Control Authority ("MPCA") of the existence of the contamination disclosed in the Environmental Reports and has submitted to the MPCA a Phase II site work plan (the "Work Plan") to determine the nature and extent of any contamination in, on or under the Real Estate or on or under any adjacent property attributable to the Seller. The MPCA has approved the Work Plan and RE/SPEC, Inc. is currently carrying out the work plan on behalf of the Seller. Based on the results of the testing to be conducted pursuant to the Work Plan, the Seller will prepare and propose to the MPCA a plan of remediation (the "Plan of Remediation") with respect to such contamination. The Plan of Remediation will, at a minimum, restore the Real Estate to a condition (and, to the extent any such contamination has migrated from the Real Estate to any adjacent properties, restore such adjacent properties to a condition) which will result in the MPCA issuing a "no further action" letter. Following notification to the MPCA, Seller shall diligently pursue the concurrence of the MPCA with respect to the Plan of Remediation. Seller and Shareholders shall provide Purchaser and its counsel with copies of the Plan of Remediation and of all documents and correspondence submitted by Seller to the MPCA or received from the MPCA, to the extent such documents and correspondence relate to the Real Estate, the Plan of Remediation or the No Association Letter (as defined herein).
(b) Execution of Plan of Remediation. Upon acceptance and approval of the Plan of Remediation by MPCA, Seller agrees to diligently pursue the execution and full implementation and completion of the Plan of Remediation (both prior to and following the Closing Date) and agree to engage any and all engineers, contractors, consultants, laborers, materialmen, suppliers, attorneys, agents or other parties in order to execute the Plan of Remediation. Subject to the limitations set forth in Section 9(e), Seller shall pay all costs and expenses incurred or associated with the preparation, execution and implementation of the Plan of Remediation.
(c) No Association Letter. Seller agrees to assist Purchaser and fully cooperate with Purchaser in obtaining a letter from the MPCA (the "No Association Letter") at the Purchaser's expense stating that the MPCA acknowledges that Purchaser shall have no liability or responsibility for contamination or any other release of Hazardous Substances, Pollutants, or Contaminants which occurred prior to the Closing Date. The No Association Letter shall be in form and substance agreeable to Purchaser in the exercise of its sole discretion. Purchaser's purchase of the Assets and the Real Estate is contingent upon Purchaser obtaining to its satisfaction the No Association Letter from the MPCA.
(d) Escrow. Seller and Shareholders agree that fifty percent (50%) of all principal and interest due under the Debenture (including any common stock of Parent issued in conversion of such principal) and the Promissory Note, and fifty percent (50%) of all payments made under the Contracts for Deed, shall be deposited, when paid by Purchaser, into a joint bank account agreed upon by Seller and Purchaser which requires the signature of both Seller and Purchaser to make draws and sign checks; provided however, that in no event shall payments due under the Promissory Note, the Debenture or the Contracts for Deed be withheld or deposited in the foregoing account if sum of the aggregate amount then held in such account plus the sum of amounts previously expended by Seller in implementing the Plan of Remediation is at least equal to the lesser of (i) $350,000, or (ii) the amount reasonably estimated by RE/SPEC, Inc. to implement any work under the Plan of Remediation for which payment has not been made or which is yet to be performed. All amounts so deposited (the "Escrowed Amounts") shall be used by Seller to implement the Plan of Remediation and the remaining balance shall be held in such account until such time as (i) the MPCA has issued a letter to Seller stating that no further action is required with respect to remediation of the contamination of the Real Estate or any adjacent property affected by contamination to the Real Estate; and (ii) all contractors, engineers, consultants, laborers, materialmen, suppliers, attorneys, agents and any other party retained by Seller to provide services in the preparation and execution of the Plan of Remediation have been paid in full. All interest earned on the Escrowed Amounts may be withdrawn by the Seller and Shareholders as permitted by the depository institution at which the Escrowed Amounts are deposited. The foregoing escrow of payments will not preclude Purchaser from seeking indemnification from Seller and Shareholders under Section 11 of this Agreement, to the extent the foregoing remedies do not adequately compensate Purchaser for expenses and costs incurred in respect of any Third Party Claims (as defined in Section 11).
(e) Abandonment of Plan of Remediation; Failure to Issue No Further Action Letter. In the event the aggregate cost, as estimated by RE/SPEC, Inc., to Seller and Shareholders of executing the Plan of Remediation is reasonably expected to exceed the sum of $350,000, the Purchaser shall sell its vendee's interest in the Real Estate to the Seller and Shareholder for the sum of one dollar ($1.00), such sale to occur within 120 days of written notice from Seller to Purchaser that the cost of executing the Plan of Remediation is reasonably expected to exceed such amount. Upon such sale by Purchaser (i) the Purchaser shall have no further obligation or liability to Seller and Shareholders under the Contracts for Deed, (ii) Seller and Shareholders shall have no further liability or obligation to Purchaser under this Section 9 or under Section 11, except for the continuing obligation of Seller and Shareholders to provide indemnity for Third Party Claims as provided in Section 11, and (iii) Seller, Shareholders and Purchaser shall jointly execute any documents necessary to release to Seller and Shareholders funds held in the account established under
Section 9(d) of this Agreement.

     10. CLOSING DATE. Subject to the satisfaction of the conditions set forth herein, the closing ("Closing") of the transactions described in and contemplated by this Agreement with respect to the sale, conveyance, grant, transfer, assignment, and delivery of the Assets and Real Estate will take place on June 30, 1998 (the "Closing Date") at 10:00 a.m., central standard time, at the offices of Oppenheimer Wolff & Donnelly LLP, counsel to the Purchaser, or on another date, time, or location as is agreed upon by Seller and Purchaser. The Closing will be effective as of 12:01 a.m., central standard time, on the Closing Date.
(a) Deliveries of Seller at Closing. At Closing, Seller will deliver, or cause to be delivered, to Purchaser, the following:
(1) bills of sale, assignments, certificates of title, and other instruments of transfer required to effectively transfer and assign good and marketable title to all of the Assets to Purchaser;
(2) Articles of Amendment to the Articles of Incorporation of Seller, in form suitable for filing with the Secretary of State of Minnesota, changing Seller's corporate name to a name which does not include the word "Stinar", duly executed by an officer of Seller;
(3) reasonably current UCC, tax lien, judgment and bankruptcy searches demonstrating the absence of any Liens (except for Permitted Liens) on the Assets;
(4)  the Assumption Agreement duly executed by the Seller;
(5)  the Security Agreement, duly executed by Seller;
(6) all necessary consents and approvals of all persons, entities, and governmental authorities required by this Agreement;
(7) the executed Contracts for Deed and commitments for title insurance indicating that the transfer of the Real Estate to the Purchaser pursuant to the Contracts for Deed shall vest Purchaser with good and marketable title (except as such title is affected by the Contracts for Deed) and all other items to be executed and delivered by Seller and Shareholders in connection therewith;
(8)  the Plan of Remediation, approved in writing by the MPCA;
(9) executed employment agreements between Purchaser and Gary Stinar and Purchaser and Randy Stinar in the form of Exhibits H-1 and H-2 hereto (the "Employment Agreement");
(10) certified copies of resolutions duly adopted by the board of directors and shareholders of Seller approving this Agreement and the transactions described in and contemplated by this Agreement;
(11) a certificate, signed by the president of Seller, certifying that (A) all representations and warranties made by Seller hereunder are true and correct in all material respects as of the Closing Date, (B) all obligations and covenants of Seller required to be performed or complied with on or prior to the Closing Date have been performed or complied with in all material respects by Seller, and (C) Seller has not taken any action which Seller had agreed not to take prior to the Closing Date;
(12) any updated Schedules;
(13) reasonably current good standing certificates issued by the Secretary of State of Minnesota and by the appropriate governmental office of each of the states in which Seller is authorized to conduct business; and
(14) such other documents and items as are reasonably necessary or appropriate to effect the transactions contemplated hereby or which may be necessary under local law.
(b) Deliveries of Purchaser at Closing. At Closing, Purchaser will deliver, or cause to be delivered, to Seller the following:
(1)  the Cash Portion;
(2)  the Promissory Note;
(3)  the Debenture;
(4)  the Assumption Agreement duly executed by Purchaser;
(5)  the Guaranty;
(6)  the Parent Guaranty;
(7) the Security Agreement together with appropriate UCC-1 financing statements duly executed by the Purchaser;
(8) the executed Contracts for Deed and all other documents and instruments to be executed and delivered by Purchaser in connection therewith;
(9)  the executed Employment Agreements;
(10) certified copies of resolutions duly adopted by the boards of directors of Purchaser and Parent approving this Agreement and the transactions described in and contemplated by this Agreement;
(11) a certificate, signed by the president of Purchaser, certifying that (A) all representations and warranties made by Purchaser in this Agreement are true and correct as of the Closing Date (B) all obligations and covenants of Purchaser required to be performed or complied with on or prior to the Closing Date have been performed or complied with by Purchaser, and (C) Seller has not taken any action which Purchaser had agreed not to take prior to the Closing Date;
(12) reasonably current good standing certificates issued by the Secretary of State of Minnesota with respect to each of Parent and Purchaser and by the appropriate governmental office of each of the states in which Parent or Purchaser is authorized to conduct business;
(13) cash or other immediately available funds to pay in full the principal and accrued interest due on the notes payable by the Seller to its officers, directors and shareholders; and
(14) such other documents and items as are reasonably necessary or appropriate to effect the transactions contemplated hereby or which may be necessary under local law.
(c) General Closing Conditions. All documents delivered on or prior to the Closing Date by Seller to Purchaser will be reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel, which approval will not be unreasonably withheld, and all documents delivered on or prior to the Closing Date by Purchaser or Parent to Seller will be reasonably satisfactory in form and substance to Seller and its counsel, which approval will not be unreasonably withheld.
(d)  Conditions Prior to Closing.
(1) The obligations of Purchaser to close this transaction and purchase the Assets pursuant to the terms and conditions of this Agreement and to consummate the transactions described in or contemplated by this Agreement are subject to the satisfaction prior to or as of the Closing Date of all of the following:
(A) completion of Purchaser's due diligence review of the Business and the Assets to Purchaser's sole satisfaction;
(B) all representations and warranties of Seller in this Agreement remain true and correct in all material respects at all times prior to and as of the Closing Date and all of the obligations and covenants of Seller to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement are performed in all material respects, and Seller has not taken any action which it agreed not to take in this Agreement;
(C) none of the Assets shall have suffered any destruction or damage by fire, accident or other casualty, or act of god which destruction or damage would have a material adverse effect on the conduct of the Business;
(D) the general closing conditions set forth in Section 10(c) have been satisfied in full;
(E) the acquisition by Purchaser of all permits, licenses, authorizations, registrations, consents, and approvals deemed necessary by Purchaser to conduct the Business as of the Closing Date;
(F) Seller will have caused to be delivered to Purchaser payoff letters or statements and Purchaser will have received written commitments to deliver termination statements of any financing statements and releases of any Liens covering any of the Assets upon receipt of payment in full of the indebtedness secured thereby; and
(G) the board of directors of Purchaser and Parent will have approved the execution and delivery of this Agreement and all of the transactions set forth in this Agreement.
(2) The obligations of Seller and the Shareholders to close this transaction and sell the Assets pursuant to the terms and conditions of this Agreement and to consummate the transactions described in or contemplated by this Agreement are subject to the satisfaction prior to or as of the Closing Date of all of the following:
(A) all representations and warranties of Purchaser and Parent in this Agreement remain true and correct in all material respects at all times prior to and as of the Closing Date and all of the obligations and covenants of Purchaser and Parent to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement are performed in all material respects, and neither Purchaser nor Parent has taken any action which either agreed not to take in this Agreement;
(B) the Purchaser shall have paid all debts, liabilities and obligations of Seller which are secured in whole or in part by a Lien on any of the Assets;
(C) the Seller shall have obtained all consents and approvals necessary to consummate the transactions contemplated hereby;
(D)  the Plan of Remediation shall have been approved by the MPCA; and
(E) the general closing conditions set forth in Section 10(c) have been satisfied in full.
(3) If the closing conditions set forth in this Section 10(d) are not fulfilled to the satisfaction of Seller, the Shareholders or Purchaser on or before June 30, 1998, the party or parties which are not satisfied may waive in writing any or all of such conditions and close and consummate the transactions described in and contemplated by this Agreement, or, in its discretion, terminate this Agreement and the transactions described in and contemplated by this Agreement by giving written notice to the other parties hereto, without any liability whatsoever of the part of Seller, the Shareholders, or Purchaser arising from or out of such termination. In the event of the termination of this Agreement pursuant to this Section or otherwise, each party shall return all documents and materials which shall have been furnished by or on behalf of the other parties, and each party hereby covenants that it will not disclose to any person or entity any confidential or proprietary information about the other parties or any information about the transactions contemplated hereunder, except insofar as may be necessary to assert its rights hereunder or as may be required by applicable law.

     11.  INDEMNIFICATION.
(a) The Seller's and Shareholders' Indemnification Regarding Release of Hazardous Substances, Pollutants or Contaminants. From and after the Closing, subject to the provisions of this Section 11 and except as provided in Section 9(e) the Seller and the Shareholders, jointly and severally, agree to defend, indemnify, and hold Purchaser and each of its affiliates, each of their respective officers, directors, employees, shareholders, agents, legal representatives, successors, and permitted assigns, harmless from, and against any loss, claim, damage, liability, penalty, fine, fee or other cost or expense (including without limitation costs of defense, settlement, and reasonable attorneys' and consultant fees and costs, as well as the reasonable costs of investigation or cleanup) incurred or sustained by any of them (a "Loss"), at any time after the Closing Date, including but not limited to liabilities incurred as a result of death or bodily injury to any person, contamination of or adverse effects on the environment, or any violation of governmental laws, regulations or orders, arising out of or in connection with the release, prior to the Closing Date, of any Hazardous Substance, Pollutant or Contaminant at or from the Real Estate, including any such release which affects any property adjacent to the Real Estate.
(b) Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Section 11, Purchaser agrees to defend, indemnify, and hold the Seller and the Shareholder and their officers, directors, employees, shareholders, agents, legal representatives, successors, and permitted assigns, harmless from and against, and to promptly pay to them or reimburse them for any Loss sustained or incurred by any of them relating to or resulting from (a) the operation of the Business or ownership of the Assets after the Closing Date, and
(b) the failure of the Purchaser to timely pay and perform the Assumed Liabilities.
(c) Indemnification Procedure for Claims. The party or parties making a claim for indemnification under this Section 11 is, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom claims are assured under this Section 11 is, for the purposes of this Agreement, referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section 11 must be asserted and resolved as follows:
(1) In the event that (A) any claim, issuance of any order or the commencement of any action or proceeding (collectively, a "Proceeding") is asserted or instituted by any party other than the parties hereto and their affiliates which could give rise to Losses for which an Indemnified Party intends to seek indemnification from an Indemnifying Party hereunder (a "Third Party Claim") or
(B) any Indemnified Party hereunder intends to make a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (a "Direct Claim", and together with a Third Party Claim, a "Claim"), the Indemnified Party must promptly, and in any event within 60 days of the date on which the Indemnified Party (in the case of a corporation, its senior management) first becomes aware of the existence of a Claim, send to the Indemnifying Party a written notice specifying the nature of the Claim, the amount or estimated amount (which estimate will not be any evidence of the final amount of any Claim), and any information available to the Indemnified Party about the Claim (a "Claim Notice"); provided, however, that any failure to give a Claim Notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.
(2) In the event of a Third Party Claim, the Indemnifying Party may assume the defense of the Third Party Claim at its expense in its own name, or if necessary in the name of the Indemnified Party with counsel of his or its choice reasonably satisfactory to the Indemnified Party by providing written notice to the Indemnified Party of its assumption of the defense within 20 days of receipt of the Claim Notice (the "Defense Notice"); provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve the Indemnified Party's rights.
(3) If the Indemnifying Party elects to conduct the defense of the Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party all assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party. The Indemnified Party may at its own expense participate in the defense assisted by counsel of its own choosing.
(4) The Indemnified Party may compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. The Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, unless the entry of judgment or settlement is only for a liquidated dollar amount and the Indemnifying Party posts security adequate to the Indemnified Party for the payment of the judgment or the settlement amount. Without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, the Indemnifying Party may not enter into any settlement of any Third Party Claim or cease to defend against a Third Party Claim, if pursuant to or as a result of settlement or cessation: (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) the proposed settlement includes a written admission of guilt. If an offer is made to settle a Third Party Claim which all parties to the Third Party Claim (including the Indemnifying Party) are prepared to settle and which offer the Indemnifying Party is permitted to settle under this Section only upon the prior written consent of the Indemnified Party, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to the firm offer within 30 calendar days after its receipt of notice, the Indemnified Party may continue to contest or defend the Third Party Claim and, in that event, the maximum liability of the Indemnifying Party as to the Third Party Claim will not exceed the amount of the settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of that 30 day period.
(5) The Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense or settlement of any claim (i) to the extent that claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (ii) in a proceeding to which the Indemnifying Party is also a party and the Indemnified Party determines in good faith that joint representation would be inappropriate (and in each case the cost of defense will constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).
(6) If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 11(e)(2) above, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim.
(7) In the event of a Direct Claim, unless the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of a Claim Notice that it disputes the claim, the amount of the claim will be conclusively deemed a liability of the Indemnifying Party hereunder and will be paid to the Indemnified Party immediately.
(d) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in this Section 11 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of that failure, any party entitled to receive notice was deprived of its right to recover any payment under any applicable insurance coverage, or deprived of its right to assert any claim because of expiration of the applicable statute of limitations, or was otherwise directly damaged as a result of a failure to give timely notice.
(e) Survival of Representations Warranties and Covenants; Time Limits on Indemnification Obligations. Notwithstanding any right of any party to fully investigate the affairs of all other parties to this Agreement, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to that investigation or right of investigation, the investigating party has the right to rely fully upon the representations, warranties, covenants, and agreements of the other parties contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All representations, warranties, covenants, and agreements of each of the parties to this Agreement will survive the execution and delivery of this Agreement but shall not survive the Closing, except for (i) the representations and warranties set forth in Section 6(g), which shall survive indefinitely, and (ii) the parties' respective post-closing covenants, indemnities and agreements which shall be performed in accordance with their terms.
(f) Right of Set-Off. In order to secure the Seller's payment of all claims for indemnification under Section 11, and in addition to any other rights Purchaser may have against the Seller and Shareholders, Purchaser may, in good faith, set off the amount of Claims subject to indemnification by the Shareholders against payments due the Shareholders under the Promissory Note or the Debenture; provided, however, in the event that the Purchaser sets off against any payments due to the Shareholders under the Promissory Note or the Debenture all or any part of a Claim for which the Seller is not required to indemnify the Purchaser under this Agreement, then (i) the Purchaser agrees to pay interest to the Seller at the rate provided for in the Promissory Note or the Debenture, as applicable, on the amounts wrongfully set off, and (ii) agrees to reimburse the Seller and Shareholders for all reasonable attorney's and paralegal's fees, accountant's fees, witness fees, and court costs incurred by the Seller and Shareholders in recovering the amounts wrongfully set off by the Purchaser.
(g) Fraud. The limitations set forth in this Section do not and will not apply to intentional misrepresentation by any party.

     12.  CONSTRUCTION.
(a) Binding Effect. This Agreement will be binding upon and inure to the benefit of Seller, Shareholders and Purchaser, and their respective legal representatives, successors, and permitted assigns, if any. This Agreement may not be assigned without the prior written consent of the non-assigning party, except that Purchaser may assign this Agreement to a party which, directly or indirectly, is controlled by, controls, or is under common control, with Purchaser, without notice to or the consent of Seller. This Agreement is for the benefit of Seller, Shareholders and Purchaser only, and no other person or entity will be deemed a third-party beneficiary of this Agreement.
(b) Communications. All notices and other communications required or desired to be given pursuant to this Agreement must be given in writing and will be deemed duly given (i) upon personal delivery; (ii) on the third day after mailing if sent by registered or certified mail, postage prepaid, return receipt requested; (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, and in each case if addressed as follows:

If to Purchaser:                        With a copy to:

     Oakridge Holdings, Inc.            Thomas G Rock, Esq.
     4810 120th Street West             Oppenheimer Wolff & Donnelly
     Apple Valley, MN 55124-8628        Suite 3400
     Attn: Chief Executive Officer      45 South Seventh Street
     Facsimile: (612) 686-5427          Minneapolis, MN  55402
                                        Facsimile: (612) 607-7100

If to the Seller and Shareholders:      With a copy to:

     Stinar Corporation                 Mitchell H. Cox, Esq.
     3255 Sibley Memorial Highway       Moss & Barnett
     Eagan, MN  55121                   A Professional Association
     Attn: Mr. Gary Stinar              4800 Norwest Center
     Facsimile: (612) 454-5143          90 South Seventh Street
                                        Minneapolis, MN 55402-4129
                                        Facsimile: (612) 339-6686

or to such other person, entity, address or facsimile number as a party may respectively designate in like manner, from time to time.

(c) Amendments. No modifications or amendments of this Agreement will be effective unless made in writing and signed by the parties hereto.
(d) Governing Law. The parties hereto agree that this Agreement is delivered and is intended to be performed in the State of Minnesota and will be construed and enforced in accordance with the laws of the State of Minnesota without regard to the choice of law provisions thereof.
(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(f) Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding between the parties hereto and supersedes any and all prior and contemporaneous agreements and understandings between the parties hereto relating to the subject matter hereof, whether verbal or written. No statement, representation, warranty, covenant, indemnity, or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(g) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the party entitled to the benefits of such terms or provisions intended to be waived. Each such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given, and will not constitute a continuing waiver or consent.
(h) Expenses; Taxes. Each of the parties will pay its own fees and expenses in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated, including, without limitation, the fees of any attorneys, accountants, appraisers, or others engaged by such party. Purchaser and Seller shall cooperate in preparing and filing use and sales tax returns which are required, if any, in connection with the transactions contemplated by this Agreement, and Seller shall pay all income, sales, transfer or use taxes due, if any, with regard to such transaction, and the Purchaser shall also furnish Seller with a form of reseller certificate that complies with the requirements of any applicable state taxation laws.
(i) Publicity. Purchaser may make those public announcements that are required for it or the Parent to comply with the disclosure requirements of any affiliated corporation under the securities laws. Purchaser will use its best efforts to forward any written disclosure to the Seller prior to distribution for comments. The Seller agrees that it will not issue any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser.
(j) Recitals. The recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement as if fully set forth herein.
(k) Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto, made a part hereof and incorporated herein by this reference.



[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first set forth above.

PURCHASER:                              SELLER:

STINAR HG, INC.                         STlNAR CORPORATION


By:/s/ Robert Harvey                    By:/s/ Gary Stinar
Name:  Robert Harvey                    Name:  Gary Stinar
Title: President                        Title:    President

and

By:/s/ Robert Gregor
Name:  Robert Gregor
Title: Secretary

The following shareholders of the Seller will be benefited by the purchase of the Assets as provided in this Agreement and are executing this Agreement for the purpose of making the representations and warranties set forth in Section 6 and agreeing to indemnify Purchaser as provided in Section 11.

SHAREHOLDERS:


 /s/ Gary F. Stinar                 /s/ Gene G. Stinar
     Gary F. Stinar                     Gene G. Stinar


 /s/ Randy L. Stinar                /s/ David A. Stinar
     Randy L. Stinar                    David A. Stinar